 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 20, 2020

INFINERA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-33486	77-0560433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

140 Caspian Court
Sunnyvale,	California	94089
(Address of principal executive offices, including Zip Code)
(408) 572-5200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	INFN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 5, 2020, Infinera Corporation (the “Company”) announced that Thomas J. Fallon, the Company’s Chief Executive Officer (“CEO”), would transition from his position as CEO and that David W. Heard, the Company’s Chief Operating Officer, would transition into the position of CEO on a date to be later determined (the “Transition Date”). The Company also announced that on the Transition Date, Kambiz Y. Hooshmand would transition from his role as Chairman (“Chairman”) of the Company’s board of directors (the “Board”) and George Riedel, an existing member of the Board, would transition into the role of Chairman. Additionally, the Company announced that Messrs. Fallon and Hooshmand would both remain members of the Board after the CEO and Chairman transitions.
On November 20, 2020, the Board approved a Transition Date of November 23, 2020 and appointed Mr. Heard as a Class II director coincident with the commencement of his appointment as CEO. Mr. Heard will not serve on any committees of the Board. There are no arrangements or understandings between Mr. Heard and any other persons pursuant to which Mr. Heard was appointed to the Board. There are no transactions in which Mr. Heard has an interest requiring disclosure under Item 404(a) of Regulation S-K. Mr. Heard does not have any family relationships with any of the Company’s directors or executive officers. Mr. Heard will not be eligible for compensation as a member of the Board and Mr. Heard’s compensation as CEO is described in detail below.
Heard Compensatory Arrangements
In connection with Mr. Heard’s appointment as CEO, effective as of the Transition Date, the Board adjusted the terms of Mr. Heard’s compensation in his role as CEO. Mr. Heard will receive an annualized base salary of $700,000 effective as of December 5, 2020 and will be eligible to receive an annual target bonus of 125% of his annual base salary upon the achievement of performance objectives to be determined by the Board or a committee thereof. In addition, on the Transition Date, Mr. Heard was granted an award of restricted stock units covering 250,000 shares of Company common stock under the Infinera Corporation 2016 Equity Incentive Plan (the “Award”) with a vesting commencement date of December 5, 2020. The Award will be scheduled to vest over three years, with one-third of the shares underlying the Award vesting on the first anniversary of the vesting commencement date and the balance of the shares underlying the Award vesting 8.33% per quarter for eight quarters thereafter, subject to Mr. Heard’s continued service to the Company. Upon a qualifying termination of employment, under the Company’s existing severance policy Mr. Heard would be entitled to a cash severance payment equal to 150% of his base salary, a prorated annual bonus for the year of his termination of employment and up to 18 months of premiums to continue health coverage pursuant to COBRA for Mr. Heard and his eligible dependents. In addition, Mr. Heard will be entering into an amended Change in Control Severance Agreement with terms consistent with the Form of Chief Executive Officer Amended and Restated Change of Control Severance Agreement, filed as Exhibit 10.1 of the Company’s Current Report on Form 8-K (No. 001-33486), filed with the SEC on February 22, 2018. In connection with his appointment as the Company’s CEO, Mr. Heard has also been appointed to be a member of the Board.
Fallon Transition Agreement
As part of his transition from CEO to an advisor to the Company, the Company entered into a Transition Agreement with Mr. Fallon (the “Fallon Agreement”). The Fallon Agreement provides that as of the Transition Date Mr. Fallon will cease to be the Company’s CEO and will continue as an advisor through February 1, 2021 to assist with the transition of his duties. During the transition period, Mr. Fallon will continue to receive his compensation currently in effect, but Mr. Fallon will not be eligible for a bonus for any services he provides in 2021. Upon termination of his services as an advisor, the vesting of all of his outstanding restricted stock units will accelerate and his performance share award with the performance period ending December 31, 2020 will remain outstanding and will be paid (and shares issued) to the extent the goals are actually achieved. All other performance share awards granted to Mr. Fallon will terminate and be cancelled. All of Mr. Fallon’s options to purchase Company common stock will continue in effect in accordance with their terms and conditions. Following his termination of services as an advisor, Mr. Fallon will continue as a member of the Board.

Item 8.01	Other Events.
In May 2020, in response to the COVID-19 pandemic, the Board adjusted downward the base salaries of Section 16 officers of the Company and cash retainers of members of the Board (the “Compensation Adjustments”). On November 20, 2020, the Board approved the reinstatement of base salaries of Section 16 officers of the Company, except for Messrs. Fallon and Heard as discussed above, and cash retainers of members of the Board to levels equal to those prior to the Compensation Adjustments. These reinstatements will be effective as of December 5, 2020.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINERA CORPORATION

Date: November 23, 2020	By:	/s/ David L. Teichmann
David L. Teichmann Chief Legal Officer and Corporate Secretary